Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:     James Winschel, Senior Vice President and Chief Financial Officer
Jill Baker, Corporate Vice President of Investor Relations
+1-781-434-4118

PAREXEL INTERNATIONAL REPORTS FIRST QUARTER FISCAL YEAR 2013 RESULTS

•	Service revenue of $394.8 million, up 25.4% year-over-year

•	Operating margin of 7.5%, showed sequential and year-over-year improvement

•	GAAP diluted earnings per share of $0.25

•	Adjusted diluted earnings per share of $0.29, up 45.0% (excluding special items in both periods)

•	Net new business wins of $481.1 million; net book-to-bill ratio of 1.22

Boston, MA, October 30, 2012 - PAREXEL International Corporation (NASDAQ: PRXL) today reported financial results for the first quarter of Fiscal Year 2013, which ended on September 30, 2012.

For the three months ended September 30, 2012 service revenue increased by 25.4% to $394.8 million compared with $314.7 million in the prior year period. Excluding the negative impact from foreign exchange movements in the current quarter of $7.6 million, revenue increased 27.9%. Operating income as reported under Generally Accepted Accounting Principles (GAAP) totaled $29.8 million, or 7.5% of service revenue, in the first quarter of Fiscal Year 2013, as compared with $12.5 million, or 4.0% of service revenue, in the comparable quarter of the prior year. GAAP net income for the quarter totaled $15.1 million, or $0.25 per diluted share, compared with a GAAP net income of $9.6 million, or $0.16 per diluted share, for the quarter ended September 30, 2011.

The financial results of the September quarter in the current and prior periods each included special items, as detailed in the financial charts within this press release. Excluding the impact of special items, adjusted operating income in the first quarter of Fiscal Year 2013 was $29.8 million, or 7.5% of service revenue. Excluding the impact of special items, adjusted operating income in the first quarter of Fiscal Year 2012 was $15.2 million, or 4.8% of service revenue. Adjusted net income in the current and prior periods (which excludes the special items referenced above) was $17.5 million, or $0.29 per diluted share in the quarter ended September 30, 2012, and was $11.7 million, or $0.20 per diluted share in the quarter ended September 30, 2011.

Pro forma amounts for the first quarter of Fiscal Year 2013 excluded a gain on the sale of a building, a favorable adjustment to restructuring reserves, and a charge relating to a dispute. The net effect of these items reduced GAAP pre-tax income by $355,000. In addition, the Company excluded tax expense of approximately $2.8 million which included one-time adjustments to deferred tax assets related to intangible assets and executive compensation. The overall impact on net income from all of the above-mentioned adjustments was approximately $2.4 million.

During the first quarter, the Company purchased approximately 1.49 million shares of its common stock for approximately $54.8 million under its previously announced $200 million Share Repurchase Program, which was implemented in September 2012. The Company acquired approximately 1.33 million shares at the outset of the Accelerated Share Repurchase (ASR) Program and is expecting to receive additional shares once the program is completed. In addition, the Company purchased approximately 157,000 shares in the open market through a 10b5-1 plan. As of September 30, 2012, approximately $145.2 million remained available under the Share Repurchase Program for the purchase of additional shares.

On a segment basis, service revenue for the first quarter of Fiscal Year 2013 was $297.2 million in Clinical Research Services (CRS), $48.4 million in PAREXEL Consulting and Medical Communications Services (PCMS), and $49.2 million in Perceptive Informatics, Inc.

Backlog at the end of September 2012 was approximately $4.54 billion, an increase of 25.7% year-over-year. The reported backlog included gross new business wins in the quarter of $669.3 million, cancellations of $188.2 million, and a positive impact from foreign exchange rates of $55.0 million. The net book-to-bill ratio was 1.22 in the quarter.

Mr. Josef H. von Rickenbach, PAREXEL's Chairman and Chief Executive Officer stated, “For the first quarter, we reported strong year-over-year revenue growth with increases across all business and geographic reporting segments. We carefully managed our expenses and drove improved operational efficiencies through a number of productivity initiatives, which resulted in sequential increases in both gross and operating margin. I believe the quarter's operating performance also illustrates our ability to leverage our business model. I am pleased with our progress, and am encouraged by the operating profitability improvements this quarter.”

Mr. von Rickenbach continued, “I believe we are moving forward with good momentum, and we have a strong backlog and a healthy business development pipeline. We remain focused on quality and operational execution to ensure client satisfaction, as well as on generating solid revenue growth, improving operating profitability, and increasing earnings per share.”

The Company issued forward-looking guidance for the second quarter of Fiscal Year 2013 (ending December 31, 2012), and for Fiscal Year 2013. The guidance takes into account recent exchange rates, higher projected tax rates, the estimated impact of the stock buyback program, and the Company's updated overall outlook. The Company expects to report service revenue for the second quarter (ending December 31, 2012) in the range of $400 to $410 million and GAAP earnings per diluted share in the range of $0.31 to $0.33. For Fiscal Year 2013, service revenue is expected to be in the range of $1.63 to $1.66 billion, GAAP earnings per diluted share in the range of $1.30 to $1.40, and adjusted earnings per diluted share in the range of $1.34 to $1.44 (which exclude the impact of special items previously discussed in this release). Previously issued guidance for Fiscal Year 2013 was for service revenue of $1.63 to $1.66 billion and earnings per diluted share in the range of $1.33 to $1.45.

In addition to the financial measures prepared in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures. The Company believes that presenting the non-GAAP financial measures contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasted guidance, because such measures exclude items that are outside of the Company's normal operations and/or, in certain cases, are difficult to forecast accurately for future periods. Management uses non-GAAP financial measures, in addition to the measures prepared in accordance with GAAP, as the basis for measuring the Company's core operating performance and comparing such performance to that of prior periods and to the performance of its competitors for the same reasons stated above. Such measures are also used by management in its financial and operating decision-making. Non-GAAP financial measures are not meant to be considered superior to or a substitute for the Company's results of operations prepared in accordance with GAAP.

A conference call to discuss PAREXEL's First Quarter Fiscal Year 2013 earnings, business, and financial outlook will begin at 10:00 a.m. ET on Wednesday, October 31, 2012 and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Upcoming Events” portion of the main page of the Investor Relations section of the Company's website at www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial +1 (408) 940-3886 and ask to join the PAREXEL International First Quarter Fiscal Year 2013 earnings conference call.

Certain trended financial information may be found in the Investor Relations section of the Company's website under the “Additional Financials” section.

About PAREXEL International

PAREXEL International Corporation is a leading global bio/pharmaceutical services organization, providing a broad range of knowledge-based contract research, consulting, and medical communications services to the worldwide pharmaceutical, biotechnology and medical device industries. Committed to providing solutions that expedite time-to-market and peak-market penetration, PAREXEL has developed significant expertise across the development and commercialization continuum, from drug development and regulatory consulting to clinical pharmacology, clinical trials management, medical education and reimbursement. Perceptive Informatics, Inc., a subsidiary of PAREXEL, provides advanced technology solutions, including medical imaging, to facilitate the clinical development process. Headquartered near Boston, Massachusetts, PAREXEL operates in 70 locations throughout 51 countries around the world, and has approximately 13,330 employees. For more information about PAREXEL International visit www.parexel.com.

PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of PAREXEL International Corporation, Perceptive Informatics, Inc. or their respective owners and are hereby acknowledged.

This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “appears,” “estimates,” “projects,” “will,” “would,” “could,” “should,” “targets,” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company's actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from recent and anticipated restructurings; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company's recognition of revenue included in backlog; the Company's dependence on certain industries and clients; the Company's ability to win new business, manage growth and costs, and attract and retain employees; the Company's ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; the impact on the Company's business of government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry and competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company's Annual Report on Form 10-K for the year ended June 30, 2012 as filed with the SEC on August 27, 2012, which “Risk Factors” discussion is incorporated by reference in this press release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company's estimates or views as of any date subsequent to the date of this press release.

PAREXEL International Corporation
Consolidated Condensed Statement of Operations
Unaudited

	Three Months Ended				Three Months Ended
(in thousands, except per share data)	September 30, 2012				September 30, 2011
	As Reported	Adjustments		Non-GAAP	As Reported	Adjustments		Non-GAAP
Service revenue	$394,753	—		$394,753	$314,735	—		$314,735
Reimbursement revenue	67,767	—		67,767	45,914			45,914
Total revenue	462,520	—		462,520	360,649	—		360,649
Costs and expenses:
Direct costs	279,404	—		279,404	222,174			222,174
Reimbursable out-of-pocket expenses	67,767	—		67,767	45,914			45,914
Selling, general and administrative	70,028	(350)	(b)	69,678	60,989			60,989
Depreciation	14,795			14,795	14,281			14,281
Amortization	1,084			1,084	2,141			2,141
Restructuring charge	(310)	310	(c)	—	2,700	(2,700)	(a)	—
Total costs and expenses	432,768	(40)		432,728	348,199	(2,700)		345,499
Income from operations	29,752	40		29,792	12,450	2,700		15,150
Other (expense) income	(2,388)	(395)	(d)	(2,783)	1,624			1,624
Income before income taxes	27,364	(355)		27,009	14,074	2,700		16,774
Provision for income tax expense	12,300	(2,774)	(e)	9,526	4,513	533	(a)	5,046
Effective tax rate	44.9%			35.3%	32.1%			30.1%
Net income	$15,064	$2,419		$17,483	$9,561	$2,167		$11,728

Earnings per common share:
Basic	$0.25			$0.29	$0.16			$0.20
Diluted	$0.25			$0.29	$0.16			$0.20
Shares used in computing earnings per common share:
Basic	60,111			60,111	59,044			59,044
Diluted	61,226			61,226	60,079			60,079

(a) Restructuring plan charges include $1.7 million in severance costs and $1.0 million of facility-related costs and the associated tax impact
(b) Legal charges related to a dispute
(c) Adjustments to facility-related charges of $0.3 million related to restructuring plans
(d) Gain on facility sale previously impaired
(e) Tax associated with items (b) through (d) and a tax expense for one-time adjustments to deferred tax assets

Balance Sheet Information	Preliminary
	September 30,	September 30,		June 30,
	2012	2011		2012
Billed accounts receivable, net	$339,675	$324,763		$397,372
Unbilled accounts receivable, net	270,789	326,726		251,845
Deferred revenue	(341,398)	(352,284)		(359,714)
Net receivables	$269,066	$299,205		$289,503

Cash and marketable securities	$249,051	$132,488		$213,579
Working capital	$381,845	$337,270		$349,204
Total assets	$1,542,875	$1,456,121		$1,535,372
Short-term borrowings	$6,253	$5,573		$5,003
Long-term debt	$267,500	$263,752		$215,000
Stockholders' equity	$588,017	$544,949		$609,675

PAREXEL International Corporation
Segment Information
Unaudited

	Three Months Ended	Three Months Ended
(in thousands)	September 30, 2012	September 30, 2011

Clinical Research Services (CRS)
Service revenue	$297,167	$235,409
% of total service revenue	75.3%	74.8%
Gross profit	$77,001	$62,659
Gross margin % of service revenue	25.9%	26.6%

PAREXEL Consulting & Medical Communications (PCMS)
Service revenue	$48,351	$35,648
% of total service revenue	12.2%	11.3%
Gross profit	$18,666	$14,670
Gross margin % of service revenue	38.6%	41.2%

Perceptive Informatics (PI)
Service revenue	$49,235	$43,678
% of total service revenue	12.5%	13.9%
Gross profit	$19,682	$15,232
Gross margin % of service revenue	40.0%	34.9%

Total service revenue	$394,753	$314,735
Total gross profit	$115,349	$92,561
Gross margin % of service revenue	29.2%	29.4%

Revenue by Geography
The Americas	$191,210	$140,040
Europe, Middle East & Africa	144,473	123,159
Asia/Pacific	59,070	51,536
Total service revenue	$394,753	$314,735

Quarterly Supplemental Financial Data
Service revenue	$394,753	$314,735
Reimbursement revenue	67,767	45,914
Investigator fees	84,775	49,152
Gross revenue	$547,295	$409,801

Days sales outstanding	45	67

Capital expenditures	$11,511	$11,620